Exhibit 99.1

Virco Reports 33.7% Increase in First Quarter Revenue; Net Income of $2.1 million; Declares Regular Quarterly Dividend

•Seasonally Light Quarter Swings to Profit on Strong Shipments, Steady Margins
•Board Declares Quarterly Dividend of $0.02 per Share, payable July 12, 2024 to Shareholders of Record as of June 21, 2024
•Company Completes First Round of Open Market Share Repurchases Totaling $1.5 million; Current Authorization Includes Additional $3.5 Million for Future Repurchases

TORRANCE, CALIFORNIA, June 7, 2024 (GLOBE NEWSWIRE)—Virco Mfg. Corporation (NASDAQ: VIRC), the leading manufacturer and supplier of movable furniture and equipment for educational environments in the United States, announced shipments for the First Quarter ended April 30, 2024, grew 33.7% compared to the same quarter in the prior year, generating net income of $2.1 million vs. a loss of $1.4 million in the same seasonally light quarter of the prior year.

The Company’s Board also declared a regular quarterly dividend of $0.02 per share, payable on July 12, 2024 to shareholders of record as of June 21, 2024.

In addition, the Company reported that it has completed its first round of open market share repurchases totaling $1.5 million.

A large individual order related to disaster relief and recovery contributed materially to the strong First Quarter results. This project is now partially complete. Virco’s annual cycle typically peaks in summer, when schools are out of session and therefore able to receive furniture deliveries without interrupting student instruction. Management anticipates that after this large project is completed, the Company’s delivery cycle will revert to its normal seasonal pattern.

As previously reported, Virco’s domestic U.S. operations, including vertically integrated sales, manufacturing, logistics, and field service continued to deliver efficient performance in the midst of a challenging economic environment. Shipments for the Company’s First Quarter ended April 30, 2024, totaled $46.7 million vs. $34.9 million in the same quarter of the prior year. Gross margin improved to 43.5% from 37.8%, primarily due to the efficiencies of higher factory output and stable raw material costs and supplies. Gross profit for the Quarter was $20.3 million vs. $13.2 million the prior year, an increase of 54.1%.

Selling, General and Administrative expense increased to $17.4 million from $14.5 million but decreased as a percent of sales to 37.2% from 41.5% in the prior year. Interest expense totaled $0.2 million compared to $0.7 million in the prior year, as the Company utilized substantially less working capital under its seasonal credit facility. Borrowings under that facility continue to be restrained as the Company is able to fund its growth largely on the strength of improving cash flows and income.

Pre-tax Income for the First Quarter totaled $2.9 million compared to a loss of $1.9 million in the same quarter of the prior year. After provision for income tax expense of $0.7 million vs. a tax benefit of $0.4 million, net income in the First Quarter ended April 30, 2024 was $2.1 million compared to a loss of $1.4 million last year.

Virco’s balance sheet reflects the strength of recent operating results. Current Liabilities declined 37.4% from $66.5 million to $41.7 million. Long term liabilities declined 41.3% from $32.7 million to $19.2 million. Total Stockholder’s Equity increased 37.3% from $66.7 million at the end of last year’s First Quarter to $91.6 million in the current year. Inventories continued to rebalance toward pre-pandemic norms, declining 16.7% to $71.3 million from $85.6 million. Borrowings under the Company's seasonal revolver for working capital dropped from $30.1 million at the end of last year's First Quarter to $2.7 million this year. Management points to its strong balance sheet as the foundation for high-quality customer service as well as appropriate shareholder returns including quarterly dividends and share repurchases.

As of May 31, 2024, "Shipments plus Backlog,” – a non-GAAP metric used by Management for early-season planning—stood at approximately $167 million vs. $168 million on the same date last year. However, the previously-mentioned disaster-recovery project is only partially complete and therefore only partially reflected in the current "Shipments plus Backlog" figure. Overall order intake, including the initial portion of this one large order, is up approximately 7% compared to the same period last year. When combined with unusually high shipments, the rate of order intake and net reduction in unshipped backlog resulted in a modest decline in "Shipments plus Backlog". However as the balance of this single large order moves through the conversion cycle, Management anticipates modest YOY improvement in "Shipments plus Backlog".

It is for these reasons of timing that Management cautions investors against using "Shipments plus Backlog" for forecasting or modeling purposes. Management uses the number for internal planning only and offers it to readers as a general approximation of business trends as viewed at mid-year.

Commenting on the Company’s First Quarter, Virco Chairman and CEO Robert A. Virtue said: “Our large disaster recovery order allowed our factories to run at high volume while simultaneously generating strong shipments, a pattern that we rarely see during our normal annual cycle. While this exact pattern may not repeat itself in the future, it is reflective of the kinds of large opportunities supported by the flexibility of our U.S. factories and the underlying strength of our balance sheet. In the past we’ve described two competitive “moats” around our core market of school furniture and equipment. These are 1) extreme seasonality; and 2) the price/cube threshold, which makes bulky school furniture more costly to import. We may be seeing the development of a third moat—financial strength— that allows us to take advantage of seasonal, complex, logistically intensive opportunities that may be increasingly difficult for import-based models to finance. We are also actively evaluating potential acquisitions that would expand and strengthen our current capabilities. These including major equipment purchases, as well as bolt-on acquisitions of smaller companies or suppliers who might appreciate and contribute to our strong operating culture.

“We’re looking forward to another busy and productive summer delivery season, to the continuing recovery of America’s public and private schools, and to seeing Virco’s shareholders at our Annual Meeting in Torrance, California, on June 18th.”

Contact:
Virco Mfg. Corporation
(310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Doug Virtue, President
Robert Dose, Chief Financial Officer

Non-GAAP Financial Information

This press release includes a statement of shipments plus unshipped backlog as of May 31, 2024 compared to the same date in the prior fiscal year. Shipments represent the dollar amount of net sales actually shipped during the period presented. Unshipped backlog represents the dollar amount of net sales that we expect to recognize in the future from sales orders that have been received from customers in the ordinary course of business. The Company considers shipments plus unshipped backlog a relevant and preferred supplemental measure for production and delivery planning. However, such measure has inherent limitations, is not required to be uniformly applied or audited and other companies may use methodologies to calculate similar measures that are not comparable. In addition, backlog estimates are subject to change as a result of delay, suspension, termination or an increase or reduction in scope of projects by customers. Readers should be aware of these limitations and should be cautious as to their use of such measure.

Statement Concerning Forward-Looking Information

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: our future financial results and growth in our business; business strategies; market demand and product development; estimates of unshipped backlog; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry generally, including the domestic market for classroom furniture; cost control initiatives; absorption rates; and supply chain challenges. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: uncertainties surrounding the ongoing and long-term effects of the COVID-19 pandemic; changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2024, our Quarterly Reports on Form 10-Q, and other reports and material that we file with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

Financial Tables Follow

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

	4/30/2024	1/31/2024	4/30/2023
	(In thousands)
Assets
Current assets
Cash	$644	$5,286	$625
Trade accounts receivables, net	19,772	23,161	15,524
Income tax receivable	66	—	321
Inventories	71,333	58,371	85,640
Prepaid expenses and other current assets	3,974	2,208	2,733
Total current assets	95,789	89,026	104,843
Non-current assets
Property, plant and equipment
Land	3,731	3,731	3,731
Land improvements	694	694	686
Buildings and building improvements	51,575	51,576	51,391
Machinery and equipment	115,215	114,400	114,655
Leasehold improvements	523	523	983
Total property, plant and equipment	171,738	170,924	171,446
Less accumulated depreciation and amortization	137,664	136,356	136,779
Net property, plant and equipment	34,074	34,568	34,667
Operating lease right-of-use assets	6,274	6,508	9,326
Deferred tax assets, net	6,705	6,634	8,249
Other assets, net	9,631	9,709	8,848
Total assets	$152,473	$146,445	$165,933

Virco Mfg. Corporation

Unaudited Condensed Consolidated Balance Sheets

4/30/2024	1/31/2024	4/30/2023
(In thousands, except share and par value data)

Liabilities
Current liabilities
Accounts payable	$19,202	$12,945	$23,628
Accrued compensation and employee benefits	5,626	10,880	9,416
Income tax payable	—	145	—
Current portion of long-term debt	250	248	20,362
Current portion operating lease liability	6,221	5,744	5,271
Other accrued liabilities	10,362	8,570	7,868
Total current liabilities	41,661	38,532	66,545
Non-current liabilities
Accrued self-insurance retention	1,244	650	1,251
Accrued pension expenses	9,480	9,429	10,802
Income tax payable, less current portion	206	128	85
Long-term debt, less current portion	6,766	4,136	14,323
Operating lease liability, less current portion	915	1,829	5,648
Other long-term liabilities	564	562	557
Total non-current liabilities	19,175	16,734	32,666
Commitments and contingencies (Notes 6, 7 and 13)
Stockholders’ equity
Preferred stock:
Authorized 3,000,000 shares, $0.01 par value; none issued or outstanding	—	—	—
Common stock:
Authorized 25,000,000 shares, $0.01 par value; issued and outstanding 16,207,612 shares at 4/30/2024, 16,347,314 at 1/31/2024, and 16,210,985 at 4/30/2023	162	164	162
Additional paid-in capital	120,048	121,373	120,993
Accumulated deficit	(27,235)	(29,048)	(52,073)
Accumulated other comprehensive loss	(1,338)	(1,310)	(2,360)
Total stockholders’ equity	91,637	91,179	66,722
Total liabilities and stockholders’ equity	$152,473	$146,445	$165,933

Virco Mfg. Corporation

Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	4/30/2024	4/30/2023
	(In thousands, except per share data)
Net sales	$46,735	$34,943
Costs of goods sold	26,388	21,741
Gross profit	20,347	13,202
Selling, general and administrative expenses	17,376	14,514
Operating income (loss)	2,971	(1,312)
Unrealized gain on investment in trust account	(215)	(299)
Pension expense	107	161
Interest expense	208	712
Income (loss) before income taxes	2,871	(1,886)
Income tax expense (benefits)	731	(444)
Net income (loss)	$2,140	$(1,442)

Cash dividends declared per common share:	$0.02	$—

Net income (loss) per common share:
Basic	$0.13	$(0.09)
Diluted	$0.13	$(0.09)
Weighted average shares of common stock outstanding:
Basic	16,264	16,211
Diluted	16,393	16,211